EXHIBIT 99.2

Worthington Steel, Inc.

NYSE:WS

Earnings Call

Thursday, September 25, 2025 1:30 PM GMT

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 8

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Call Participants

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EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Timothy A. Adams

VP & CFO

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

ANALYSTS

Martin John Englert

Seaport Research Partners

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

John Charles Tumazos

John Tumazos Very Independent Research, LLC

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Presentation

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Operator

Good morning, and welcome to Worthington Steel's First Quarter Fiscal Year 2026 Earnings Call. [Operator Instructions]

I will now turn the call over to Melissa Dykstra, Vice President of Corporate Communications and Investor Relations. Please go ahead.

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel’s first quarter fiscal year 2026 earnings call.

On our call today, we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer, and Tim Adams, Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on the factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measures, which adjust for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be available later today on WorthingtonSteel.com.

Now I'll turn it over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Good morning and thank you for joining Worthington Steel’s first quarter fiscal year 2026 earnings call.

As always, I’ll begin by thanking the people of Worthington Steel. I’m incredibly proud of our team’s commitment to safety, quality, and our customers throughout the quarter.

I want to extend a warm welcome to the Sitem team. We completed our acquisition of 52 percent of Sitem in June. To our Sitem teammates who may be on the call, we are thrilled to have you join the Worthington family and I’m excited about what we’ll accomplish together. We’re off to a strong start in fiscal year 2026, driven by disciplined execution in a soft market, resulting in year-over-year volume growth. Adjusted EBITDA came in at 75.2 million dollars. Earnings per share were 72 cents. And net sales were 872.9 million dollars.

This performance reflects the strength of our base business, the advantages of our commercial and operational agility, and the benefits of our ongoing Transformation. An important highlight of our quarter was safety. Through training, continuous improvement and the commitment of every Worthington Steel employee, we achieved our safest quarter on record. But there is still work to do to ensure every employee goes home safely and we meet our goal of zero injuries. Congratulations to our environmental, health and safety team, our operations team and all Worthington Steel employees on this vitally important achievement.

Looking at our key end markets and business trends. The macro environments remain mixed – visibility is limited in several sectors, and we expect this to persist for the near term. That said, we are cautiously optimistic despite continued uncertainty in the market. At Worthington Steel, we’re not waiting for clarity to act. We’re focused on what we can control, and we are positioning ourselves to win in any environment.

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Uncertainty can create opportunity; and that’s where we lean in. When supply chains shift, we collaborate. When customers face complexity, we deliver solutions.

This quarter, we saw continued growth in automotive with new programs ramping up to drive volume. In fact, during the period, the Detroit 3 saw a 5 percent year-over-year production increase while our shipments increased by nearly 13 percent compared to the prior year. Our commercial teams are doing an outstanding job winning new business. We remain cautiously optimistic about the automotive market for the rest of CY2025. We also offset some of the slowness in the heavy truck market with an increase in market share during our first quarter. Construction, in the sub-sectors we serve, remains soft but steady. We are disciplined and efficient in how we serve this space. The Ag market continues to experience challenges, but we remain committed to our customers and ready to adapt. I’d like to commend our commercial team for their focus on proactively serving our customers. The strong relationships they build and cultivate help us capitalize on opportunities and gain new customers, new business and new market share.

Turning to our long-term strategy. Our team continues to make progress on electrical steel investments, margin-accretive growth, and base business transformation. In Canada, we remain on schedule to start production in early calendar year 2026, expanding our ability to support the ever-growing need for electricity in the United States with transformer cores. Transformers remain in short supply and the market is expected to grow by up to seven percent per year over the next decade. The expansion of our facility in Mexico will begin production in just a few months and trials are currently underway. This facility will supply electrical steel laminations for traction motors in hybrid and electric vehicles as the electrification of transportation continues. With the close of our Sitem acquisition, we’ve expanded our reach in the global EV market and are now integrating Sitem’s automation and toolmaking capabilities to strengthen our competitiveness across our electrical steel platform. Transformation at Worthington Steel is a daily discipline. It’s how we improve safety, productivity, and customer outcomes.

We now have the opportunity to fuel and accelerate that work with artificial intelligence. We are using AI to gain insight, assess strategies and automate low-value tasks. We are testing use cases like predictive maintenance and intelligent reporting and we are confident about the gains we will see over time. Adding AI to our transformation toolbox, both in operations and the back office, will allow our teams to focus on the critical 20 percent of their job that drives the most value for our business. At the same time, our employees will gain more fulfillment from their careers as the more repetitive tasks are cleared from their daily work. This quarter, we identified, launched and are advancing four critical AI-driven pilots. Demand forecasting to improve capacity planning and inventory management. Predictive inventory optimization to reduce inbound raw material inventory. Predictive maintenance to reduce downtime, and forecast and demand planning automation. All four of these are expected to provide cost savings and/or free up cash flow when fully implemented.

Additionally, we continue to see progress as we apply the transformation to our back-office functions. As examples. We launched a project to automate daily cash posting, reducing effort by more than 10 hours per month, and increasing reliability. We streamlined IT access provisioning, creating a more efficient process for adding software and system access for our employees, which saves our IT staff 20 hours per week. And, we applied process automation to significantly cut manual work in our back-office credit function, saving 80 hours per month. These are just a few samples of ongoing work, but these are real improvements –measurable, repeatable and aligned with our long-term goals. I believe our culture of continuous improvement through the Transformation, combined with our Golden Rule of treating people the way we want to be treated, is our secret weapon. Alongside that is our sound strategy and a disciplined approach to capital allocation. Our priorities are clear; generate strong free cash flow, invest in the high-return opportunities, and pursue M&A that creates strategic value. With a 70-year heritage, we are building a company that is stronger, more efficient, and more valuable year after year.

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

To close, I want to thank our 6,000 employees, our customers, and our shareholders. Worthington Steel is operating with a clear strategy, a culture of execution and continuous improvement, and a deep bench of talent. That’s a powerful combination — and I believe it sets us apart. Thank you for your time today and for your continued interest in Worthington Steel.

Now I'll turn it over to Tim Adams to walk through our financials.

Timothy A. Adams

VP & CFO

Thank you, Geoff, and good morning everyone.

 For the first quarter, we are reporting earnings of 36.8 million dollars or 72 cents per share as compared with earnings of 28.4 million dollars or 56 cents per share in the prior year quarter. We closed on the Sitem acquisition on June 3rd. Sitem is reported on a one-month lag and, as such, our first quarter includes two months of Sitem results. The minority interest associated with Sitem is reported as redeemable non-controlling interest in a new mezzanine equity section of our consolidated balance sheet as the Sitem purchase agreement includes put and call options, which are exercisable in Euros, several years from now. Mezzanine equity is presented at redeemable value in US dollars. Our earnings per share include a 1 cent negative impact, shown as a deemed dividend on the redeemable non-controlling interest, due to a change in the redeemable value primarily associated with the dollar to Euro exchange rate.

There were several other unique items that impacted our quarterly results. First, the current quarter results include 1 million dollars, or 1 cent per share, of pre-tax restructuring related to a gain on sale of an asset associated with our previously announced closure of the Worthington Samuel Coil Processing toll pickling facility in Cleveland. Additionally, in the current quarter, we recognized 4.6 million dollars, or 4 cents per share, of compensation expense within SG&A related to a one-time bonus paid to certain key Sitem employees upon closing of the Sitem acquisition. Finally, the current year quarter included an 800 thousand dollar, or 1 cent per share, tax expense associated with the disallowance of certain tax assets due to the contribution of Nagold as part of the Sitem acquisition. The prior year quarter included the recognition of a tax court ruling related to a Tempel pre-acquisition matter for which we were indemnified by the former owners of Tempel. The net impact to earnings of the tax court ruling was zero. However, we recognized 4.4 million dollars of miscellaneous expense related to the indemnity payable, offset by 4.4 million dollars of tax income associated with a refund in the prior year quarter.

Excluding these unique items and the deemed dividend on redeemable non-controlling interest on Sitem, we generated earnings of 77 cents per share in the current year quarter compared with 56 cents per share in the prior year quarter. In the first quarter we had estimated pre-tax inventory holding gains of 5.6 million dollars, or 8 cents per share, compared to estimated pre-tax inventory holding losses of 16.6 million dollars or 25 cents per share in the prior year quarter, a favorable pre-tax swing of 22.2 million dollars or 33 cents per share.  In the first quarter, we reported adjusted EBIT of 54.9 million dollars, which was up 15.5 million dollars from the prior year quarter adjusted EBIT of 39.4 million dollars.  The increase in adjusted EBIT is primarily due to higher gross margin and an increase in equity earnings at Serviacero, partially offset by higher SG&A expense.

Gross margin increased 14.8 million dollars as compared with the prior year quarter, primarily due to higher direct material spreads combined with higher direct volumes partially offset by lower toll processing gross margin. Direct spreads were up 23 million dollars, primarily due to the year-over-year improvement in pre-tax inventory holding gains in the current year as compared with losses in the prior year. Higher year-over-year direct volume delivered an additional 4.6 million dollars of gross margin.

Offsetting these increases, our toll processing gross margin was down 11 million dollars from the prior year, primarily due to lower toll volumes and a tolling mix that was lower value added. Equity earnings

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

from Serviacero increased due to higher direct spreads, inventory holding gains, as well as the favorable impact of exchange rate movements. The 10.9 million dollar increase in SG&A included a one-time 4.6-million-dollar bonus paid to certain key Sitem employees upon closing the acquisition I mentioned earlier. Excluding this one-time item, SG&A was up 6.3 million dollars compared to the prior year quarter, with the increase split equally between incremental Sitem expense and an increase in other SG&A, primarily due to increased compensation expense.

Next, I will provide some perspective on the market and our shipments.   The market pricing for hot rolled coil peaked at 950 dollars per ton in March and has generally experienced downward pressure due to softer volumes in many markets, despite an increase in tariffs on imported steel that was implemented in June. Current pricing for hot rolled coil is approximately 800 dollars per ton, again reflecting softer market demand. Given that many of our contracts use lagging index-based pricing mechanisms, we expect to generate inventory holding losses in the second quarter of Fiscal 2026. We estimate those losses could be approximately 5 to 10 million dollars as compared with the 5.6 million dollars of estimated holding gains in the current quarter.

Net sales in the quarter were 873 million dollars, up 39 million dollars, or 5 percent from the prior year quarter, primarily due to the addition of Sitem and higher direct volume, partially offset by lower selling prices and, to a lesser extent, lower toll volumes and a toll processing mix that was unfavorable.  We shipped approximately 929 thousand tons during the quarter, down 7 percent compared with the prior year quarter, due to the decrease in toll volumes.  Direct sales volume made up 63 percent of our mix in the current year quarter as compared with 56 percent in the prior year quarter.  Direct sale volume increased 6 percent compared with the prior year quarter, with the vast majority of the volume increase coming from our existing facilities complemented by the addition of Sitem. We experienced pluses and minuses across various markets as customers continued to navigate uncertainty during the quarter.

Automotive was a bright spot during the current quarter. Our shipments to the automotive market were up 17 percent compared to the prior year quarter. As we noted in prior quarters, we have won share in the automotive market. The new programs continue to ramp up and volumes have increased across the board for our D3 OEM customers. We expect volume from the new programs to continue layering in over the next few quarters. Similar to the past few quarters, our year-over-year shipments to the D3 OEMs grew more than OEM unit production. We estimate production grew approximately 5 percent for the Detroit 3 on a year-over-year basis, while our D3 shipments increased nearly 13 percent. We continue to work closely with our automotive customers to provide solutions that create value for both sides. Our longstanding relationships and collaborative approach are driving incremental growth in this market.

The volume increase in the automotive market was partially offset by reductions in the construction, Ag, service center and heavy truck markets while we saw some modest increases in the energy and container markets.  Our shipments to the construction market fell a modest 3 percent while our ag volumes were down nearly 50 percent compared with the prior-year quarter, primarily due to continued softness in the agricultural equipment market.

Our shipments to the heavy truck market were down 7 percent, however, we were able to offset some of the softness with new business in the heavy truck market.

Toll processing volumes were down 22 percent year-over-year, for several reasons. First, the overall market was softer in the current year, resulting in less toll processing from mills and service centers. Second, we closed the Cleveland-area Worthington Samuel Coil Processing facility in the fourth quarter of last fiscal year.

Finally, as we discussed last quarter, we were impacted by several customer decisions. For example, one customer changed a program from toll processing to direct sale while another customer elected to re-source a toll processing program to capture freight savings. When end-market demand picks back up, we expect our toll processing volumes to increase. However, as we discussed in prior quarters, in normal

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

market conditions, we expect to see a decrease of approximately 100,000 annual toll processing tons primarily as a result of the WSCP consolidation from Cleveland to Twinsburg.

Turning to cash flows and the balance sheet. Cash flow from operations was a 5-million-dollar outflow and free cash flow was a 34-million-dollar outflow. Cash flows for the quarter were impacted by increases in working capital.   During the quarter, we spent 29 million dollars on capital expenditures related to a variety of projects, including the previously announced electrical steel expansions. Our cap ex forecast for Fiscal 2026 remains at 100 million dollars. Our disciplined approach to capital is aligned with long-term priorities to support growth and customer needs even in uncertain times. We may revise our capex estimate next quarter once we complete our review of Sitem’s capex priorities. On a trailing-12-month basis, we generated 34 million dollars of free cash flow.

Wednesday, we announced a quarterly dividend of 16 cents per share, payable on December 26, 2025.

We ended the quarter with 78 million dollars of cash and our outstanding debt as of August 31st was 233 million dollars, resulting in net debt of 155 million dollars.  Net debt increased over the sequential quarter primarily due to increases in working capital.

Finally, I would like to thank everyone at Worthington Steel for making safety their highest priority and for driving results in a challenging market. With a strong balance sheet, a clear strategy, and an agile team, Worthington Steel is well-positioned to create value and move decisively when opportunities arise.

I want to express my sincere gratitude to our entire team for their hard work and for living Worthington’s Philosophy while delivering value to our shareholders.

At this point, we would be happy to take your questions.

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Question and Answer

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Operator

[Operator Instructions] Our first question comes from the line of Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Geoff and Tim, can you maybe give us a little bit more color on the Sitem transaction, particularly in terms of the mezzanine financing structure. It's certainly something pretty unique, particularly when foreign currency is involved. So I think we're just trying to get a feel for how much you actually paid for Sitem, the 52% stake this go around and maybe what could be the residual unclear to us how much cash went out the door initially here.

Timothy A. Adams

VP & CFO

Yes. I understand, Phil, it's Tim, good morning. Why don't we start with how we financed the acquisition, and then I'll pivot to this concept of mezzanine equity. So the Sitem purchase price was composed of $60 million in cash, and we disclosed that in the 10-K. So $60 million of cash combined with the contribution of the German facility. That was the Nagold facility we purchased a couple of years ago. So we financed the Sitem acquisition using the ABL. You can see that on last quarter's balance sheet. You may remember that we had a category called restricted cash, and that was the cash that was earmarked for the cash portion of the transaction.

When it comes to the mezzanine equity piece of this, so typically, minority interest of a majority-owned joint venture sits in equity as permanent capital. So in Sitem's case, our partners have a put option that's outside of our control, so we can't classify it as minority interest as part of permanent equity. So according to the accounting guidance, it's not truly really a liability either. So it sits between liabilities and equity in its own category. The minority interest is denominated in euros, so we have to adjust it for changes in exchange rates. The EPS adjustments this quarter reflect the change in FX between the euros and the dollars. So it's not mezzanine debt, it's mezzanine equity.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And regarding automotive, certainly some very strong share gains with the Big 3, as you mentioned, Geoff, in your prepared remarks. What do you see moving forward for automotive? And is there more opportunity to layer in more business or share in '26?

Geoffrey G. Gilmore

CEO, President & Director

Yes. Phil cautiously optimistic. I know you're very used to me saying that at this point. But we project we'll probably finish the year at like 15 million unit build rate, which honestly, we're pleased with. If you recall, just a couple of calls ago, forecasts were all over, they were as low as 13.5 million. So it's been a bit more resilient than we thought, and we would certainly hope into '26, there's an opportunity for a little bit more market recovery there, hopefully, with some tailwinds from a couple more interest rate cuts. However, regardless of the direction of the overall automotive market, yes, we've -- the commercial group has continued to do an excellent job gaining market share. You saw that layered in quite nicely last quarter and again this quarter.

And to answer your question specifically, are there further opportunities to gain market share? The answer to that question is yes. The group continues to find opportunities. I think you'll continue to see some of that market share layered in, and we'll be coming up on contract season soon and I think we have some very good prospects there. So that would be looking at market share that could be filtering in next

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

calendar year. So, we continue to see very good momentum there from our commercial team working with those customers.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And the last question I have is just because I've been getting it from investors is the derivative Section 232 tariffs on electrical steel laminations -- certainly know you've got operations north and south of the border. And I think the crux of the question is how do you manage through that environment and continue to try to achieve your profitability goals and volume aspirations?

Geoffrey G. Gilmore

CEO, President & Director

Thanks, Phil. Still bullish on electrification and on both of those projects that you referenced in Canada and Mexico. As far as electrical steel laminations and transformer cores being included in the 232 derivatives, Phil, we've seen little impact. We don't think we're going to see any material impact going forward. The customers are paying or are willing to pay the tariffs. And then, Phil, we also have pretty significant chunk of our customer base that is USMCA compliant. So, it would not affect them. But we're in a good position. I mean those are -- they're robust markets. The demand is extremely strong. And just sticking to the facts, there's not the capacity or efficient enough supply chains in the U.S. to be able to supply those customers. So, we're positioned well even with those being included as derivatives -- part of the derivative products of 232.

Operator

Our next question comes from the line of John Tumazos with John Tumazos Very Independent Research.

John Charles Tumazos

John Tumazos Very Independent Research, LLC

The August 11 U.S. Steel coke accident took out 1.7 million tons of coke capacity for them, which I guess equates to 3 million to 4 million tons of slabs. Presumably, my first question is Worthington is a preferred customer, and you've had no disruption or interruption.

The second question, should we interpret that as taking 3 million to 4 million tons of crude capacity out of the market until fixed? Or would you expect U.S. Steel to pay extra to buy third-party coke to buy prime scrap $450, $500 a ton or buy slabs, which with tariffs are harder to get by too.

Geoffrey G. Gilmore

CEO, President & Director

John, the first part of that question, I can easily answer, and it's not going to have any impact on our business. Certainly, we have a great relationship with U.S. Steel, but we have equally good relationships with several other mill sources. So, we're not seeing -- would not anticipate any interruptions in our supply chains.

As far as the second question, I just honestly would have to say I don't know. I would rule out buying slabs for the very reason that you referenced. As far as the other 2 options, I'm not sure. I don't have an answer to that question.

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Operator

Our final question will come from the line of Martin Englert with Seaport Research Partners.

Martin John Englert

Seaport Research Partners

Question on the direct volumes were 63% of the mix, toll volumes down 22% year-on-year. How much of the toll decline was related to the closure of Worthington Samuel versus mill and other customers? Is that just that 100,000 that you cited earlier as far as the Worthington Samuel portion? Or is there something different going on there?

Timothy A. Adams

VP & CFO

There's a couple of things. So half of that reduction is due to market conditions, right? So the mills and service centers are a little bit slower. And then the vast majority of the other piece of that is related to the Worthington Samuel Coil Processing shutdown. There's some other things going on there. For example, we had a customer ask us to change their program from toll to direct. So that's in that number as well as we had a customer decide to move a program because they could generate some freight savings. But those are relatively small in comparison to the Worthington Samuel Coil Processing shutdown.

Martin John Englert

Seaport Research Partners

Okay. Would you generally expect to remain above that 60% level that we've been at for the past couple of quarters?

Timothy A. Adams

VP & CFO

Yes. I think going forward, Martin, I think our direct sale volume is probably going to be in that 60% to 65% range and toll will then be 35% to 40%.

Martin John Englert

Seaport Research Partners

Okay. Can you discuss what you're seeing so far with volumes in fiscal 2Q, including seasonal factors that we should be taking into consideration, I guess, kind of what I'm getting at things continue to trend like down overall around mid-single digits year-on-year?

Timothy A. Adams

VP & CFO

Well, I mean, from a seasonality perspective, Martin, remember that -- so Q1 is typically the average quarter and Q2 is usually 3% or 4% below that, and Q3 is usually 3% or 4% below Q1 as well. I think we would expect normal seasonality because Thanksgiving is not going away, right? You've got the holidays in there that typically don't go away. So we'll see that. And I think we talked a couple of weeks ago where we said demand was okay. And I think we don't see any big motivator or any big event that's going to trigger a giant increase in demand. So I think you're going to see markets kind of -- until there's more clarity and some of this uncertainty goes away on tariffs and other things, I think you're going to see these markets just kind of move along as they have been.

WORTHINGTON STEEL, INC. FQ1 2026 EARNINGS CALL SEP 25, 2025

Martin John Englert

Seaport Research Partners

With recent orders, are you seeing any change in upstream mill order books and lead times?

Geoffrey G. Gilmore

CEO, President & Director

No. We haven't seen any changes there at all at this point.

Operator

And I will now turn the call back over to Geoff Gilmore, President and CEO, for closing remarks.

Geoffrey G. Gilmore

CEO, President & Director

Thanks again for listening in. Again, very good quarter in a tough environment. And I think if you look at what we are able to control, it was a great quarter. The group is managing costs at a very high level. We are gaining market share, and we look forward to more interest rate cuts. We look forward to getting a continental agreement put in place. And I think if we're able to see those with how we've positioned the company, we can start to move our barometer from cautiously optimistic to optimistic. But right now, we're very focused on executing our strategy, and we will look forward to talking to you all next quarter and sharing our success. Thank you.

Operator

That concludes our call today. Thank you all for joining. You may now disconnect.